Exhibit (d)(3)

JOINDER AGREEMENT TO CONFIDENTIAL NON-DISCLOSURE AGREEMENT

This Joinder Agreement (this “Joinder”) to the Confidential Non-Disclosure Agreement (the “Original Agreement”), effective as of January 16, 2015, by and between AOL Inc., a Delaware corporation (“AOL”), and Millennial Media Inc., a Delaware corporation (the “Company”), is entered into as of the 18th day of May, 2015 (the “Effective Date”), by and between AOL, the Company and Verizon Communications Inc. (together with its Affiliates, “Verizon”).

WITNESSETH:

WHEREAS, AOL has entered into an Agreement and Plan of Merger with Verizon (the “Merger Agreement”); and

WHEREAS, AOL desires to share Confidential Information of the Company with Verizon and Verizon desires to receive and review such Confidential Information; and

WHEREAS, the Company and AOL desire to make Verizon a party to and bound by the Original Agreement; and

WHEREAS, Verizon shall become a “Party” to the Original Agreement with the same rights and obligations as the other Parties to the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Joinder. Effective as of the date hereof, by executing and delivering this Joinder, Verizon agrees to become a “Party” to, to be bound by, and to comply with the provisions of the Original Agreement in the same manner as if Verizon were an original signatory to the Original Agreement. Notwithstanding anything to the contrary in paragraph 6 of the Original Agreement, AOL may share the Company’s Confidential Information with Verizon and Verizon and AOL may discuss and communicate the Company’s Confidential Information with each other; provided that the Merger Agreement is in effect and has not been terminated in accordance with its terms. Verizon’s representative for coordinating receipt or disclosure of Confidential Information is: Alex Gonzalez, Vice President – Corporate Development, Verizon, One Verizon Way, Basking Ridge, New Jersey 07920.

2. No Other Amendments. Except as specifically provided in this Joinder, no other amendments, revisions or changes are made or have been made to the Original Agreement. All other terms and conditions of the Original Agreement remain in full force and effect and the parties hereby ratify and confirm their rights, obligations and representations under the Original Agreement, as amended hereby.

3. Conforming References. Upon the effectiveness of this Joinder, each reference in the Original Agreement to “this Agreement”, “thereunder”, “hereto”, “herein”, or words of like import, shall mean and be a reference to the Original Agreement as modified by this Joinder.

4. Capitalized Terms. Any capitalized terms used in this Joinder but not defined herein shall have the respective meanings ascribed thereto in the Original Agreement.

5. Counterparts. This Joinder may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to the other.

6. Effectiveness of Joinder. The modifications to the Original Agreement contemplated by this Joinder shall be effective as of the Effective Date.

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IN WITNESS WHEREOF, the parties have caused this Joinder to be executed as of the Effective Date.

MILLENNIAL MEDIA INC.

By:	/s/ Ho Shin
	Name:	Ho Shin
	Title:	General Counsel

AOL INC.

By:	/s/ Mark Roszkowski
	Name:	Mark Roszkowski
	Title:	SVP, Corporate Development

VERIZON COMMUNICATIONS INC.

By:	/s/ William L. Horton, Jr.
	Name:	William L. Horton, Jr.
	Title:	Senior Vice President, Deputy General Counsel & Secretary